SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549



                                   FORM 8-K



                                CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



                  Date of Report (Date of earliest event reported):
                                October 14, 1996



                              NORWEST CORPORATION
             (Exact name of registrant as specified in its charter)



          Delaware                   1-2979               41-0449260
(State or other jurisdiction        (Commission          (IRS Employer
     of incorporation)              File Number)      Identification No.)



             Norwest Center
           Sixth and Marquette
         Minneapolis, Minnesota                               55479
(Address of principal executive offices)                    (Zip Code)



        Registrant's telephone number, including area code:  612-667-1234







ITEM 5.     Other Events.


                           RECENT OPERATING RESULTS


Norwest Corporation's ("Norwest") net income was $289.0 million for the quarter ended September 30, 1996, an increase of 17.9 percent over the $245.2 million earned in the third quarter of 1995. Fully diluted earnings per common share were 76 cents, compared with 69 cents in the third quarter of 1995, an increase of 10.1 percent. Return on realized common equity was
21.0 percent and return on assets was 1.48 percent for the third quarter of 1996, compared with 22.3 percent and 1.43 percent, respectively, in the third quarter of 1995.

For the first nine months of 1996, net income was $845.8 million, or $2.26 per fully diluted common share, an increase of 21.5 percent and 12.4 percent, respectively, over the $696.3 million or $2.01 per fully diluted common share earned in the first nine months of 1995. Return on realized common equity was 21.9 percent and return on assets was 1.49 percent for the first nine months of 1996, compared with 22.4 percent and 1.45 percent, respectively, for the same period a year ago.

In September 1996, legislation was enacted by Congress that imposed a one-time charge on deposits insured by the Savings Association Insurance Fund
(SAIF) to recapitalize the SAIF deposit insurance fund for savings and loan associations. In the past, Norwest acquired savings and loan associations which are subject to this charge. In the third quarter of 1995 when the SAIF recapitalization legislation was first introduced in Congress, Norwest included as a charge in its normal operating results $23.5 million for its share of recapitalization of the SAIF deposit insurance fund. In 1996 Norwest has acquired thrift institutions and recorded a charge of $19.0 million in the third quarter 1996 results for the payments due for these institutions. Excluding the $19.0 million charge, net operating earnings were $300.8 million or 79 cents per fully diluted share for the third quarter of 1996, and $857.6 million or $2.29 per fully diluted share for the nine months ended September 30, 1996. On an operating basis, return on realized common equity was 21.9 percent and 22.2 percent, respectively, and return on assets was 1.54 percent and 1.51 percent, respectively, for the three and nine-month periods ended September 30, 1996.

Consolidated net interest income in the third quarter of 1996 was $947.7 million, compared with $839.8 million in the third quarter of 1995, an increase of 12.8 percent. Net interest income increased 15.7 percent to $2,755.0 million for the first nine months of 1996, compared with the same period in 1995. The improvement from the third quarter and the first nine months of 1995 was principally due to growth in average loans and investment securities.

Norwest provided $105.9 million for credit losses in the third quarter of 1996, or 107 basis points of average loans and leases on an annualized basis. This compares with $86.5 million or 95 basis points, in the same period a year ago. Net credit losses totaled $99.4 million in the third quarter of 1996, compared with $85.9 million in the third quarter of 1995. As a percent of average loans and leases, net credit losses were 100 basis points in the third quarter of 1996, compared with 94 basis points in the same period a year ago. For the first nine months of 1996, Norwest's provision for credit losses amounted to $281.1 million or 98 basis points of average loans and leases on an annualized basis, compared with $216.5 million or 83 basis points for the same period of 1995. Net credit losses, as a percent of average loans and leases were 94 basis points in the first nine months of 1996, compared with 80 basis points in the same period of 1995. The increase in net credit losses for the third quarter and the first nine months of 1996 is principally due to higher levels of charge-offs in regions where Norwest has had acquisitions and to slightly higher consumer credit charge-offs at Norwest Financial.

Non-performing assets totaled $231.0 million at September 30, 1996, $62.3 million higher than at September 30, 1995, with acquisitions adding $66.0 million. As a percent of loans, leases and other real estate owned, non-performing assets were 0.58 percent at September 30, 1996, compared with
0.46 percent at the same time last year. Reserve coverage of non-performing assets was 447.4 percent at September 30, 1996, and the allowance for credit losses was 2.58 percent of loans and leases.

Consolidated non-interest income was $631.8 million in the third quarter of 1996, an increase of $148.1 million, or 30.6 percent, from the third quarter of 1995. Mortgage banking revenues in the third quarter of 1996 were $203.5 million, or $69.5 million higher than the same period last year, principally due to increased origination and other closing fees and servicing fees. Net investment securities losses of $12.4 million were recorded in the third quarter of 1996, compared with losses of $21.9 million in the third quarter of 1995. For the first nine months of 1996, consolidated non-interest income was up $500.6 million to $1,826.5 million, an increase of 37.8 percent over 1995. The increase was primarily due to increased mortgage banking revenues, gains on the disposition of credit card receivables held for sale and increases in venture capital gains.

Consolidated non-interest expenses were $1,032.4 million in the third quarter of 1996, compared with $866.2 million in the same period of 1995, an increase of 19.2 percent. In addition to the non-recurring charge related to recapitalization of SAIF, third quarter 1996 results reflect increased operating expenses associated with acquisitions and included one-time charges of $32.7 million taken in connection with acquisitions closed within the quarter. Third quarter 1996 non-interest expenses also reflect a $13.3 million reduction in salaries and benefits expense due to changes in pension assumptions. For the nine months ended September 30, 1996, non-interest expenses were up $539.3 million to $2,986.7 million, an increase of 22.0 percent over the nine months ended September 30, 1995, and primarily reflect increased operating expenses related to acquisitions, acquisition-related special charges of $49.9 million related to completed 1996 transactions, and writedowns of goodwill and other intangibles of $58.6 million before taxes ($50.6 million after taxes, since $35.7 million of the writedown is not tax deductible) in the second quarter of 1996, partially offset by reduced pension benefits expense of $39.9 million due to the change in pension assumptions.

Norwest's Banking Group reported earnings of $189.6 million in the third quarter of 1996, 24.0 percent above third quarter 1995 earnings of $153.0 million. The increase in Banking Group earnings over the third quarter of 1995 reflects growth in net interest income, partially offset by a higher provision for credit losses and increased operating expenses due to acquisitions. For the first nine months of 1996, the Banking Group's earnings were $560.1 million, an increase of 27.3 percent over the $440.0 million earned in the first nine months of 1995, reflecting increases in net interest income and venture capital gains, gains on sale of credit card receivables and reduced pension benefit expense, partially offset by a higher provision for credit losses and writedowns of goodwill and intangibles. At September 30, 1996, Norwest Venture Capital had a net unrealized appreciation in its investment portfolio of $256.8 million.

Mortgage Banking earned $31.8 million in the quarter ending September 30,1996, compared with $28.0 million in the third quarter of 1995.
Combined gains on sales of mortgages and servicing rights in the third quarter of 1996 amounted to $6.0 million, compared with $0.5 million in the same period a year ago. Mortgage loan originations were $13.2 billion in the third quarter of 1996, compared with $10.7 billion in the third quarter of 1995. Mortgage Banking capitalized $88.9 million of originated mortgage servicing rights in the third quarter of 1996, representing 118 basis points of originated mortgage loans, compared with $75.8 million for the third quarter of 1995. Amortization of capitalized mortgage servicing rights, including excess servicing rights, was $94.3 million for the quarter ending September 30, 1996, compared with $37.8 million for the quarter ending September 30, 1995. The servicing portfolio totaled $176.3 billion at September 30, 1996 and had a weighted average coupon of 7.77 percent. Capitalized mortgage servicing rights totaled $2.6 billion, or 148 basis points of the mortgage servicing portfolio at September 30, 1996. For the first nine months of 1996, Mortgage Banking's earnings were $92.9 million, an increase of 23.0 percent over the $75.5 million earned in the first nine months of 1995.

Norwest Financial reported third quarter 1996 net income of $67.6 million, an increase of 5.2 percent from 1995 third quarter earnings of $64.2 million. The increase in Norwest Financial's earnings from the third quarter of 1995 was principally due to increases in net interest income partially offset by a higher provision for credit losses. Norwest Financial's net charge-offs in the third quarter of 1996 were $56.8 million or 3.11 percent of average loans, compared with $45.2 million or 2.70 percent of average loans in the third quarter of 1995. For the first nine months of 1996, Norwest Financial's earnings were $192.8 million, an increase of 6.7 percent over the $180.8 million earned in the first nine months of 1995.


At September 30, 1996, consolidated total assets were $78.4 billion, compared with $72.1 billion at December 31, 1995. Consolidated loans and leases, net of unearned discount, increased 10.9 percent from December 31, 1995, and totaled $40.1 billion at September 30, 1996. Consolidated total deposits were $48.0 billion at September 30, 1996, compared with $42.0 billion at December 31, 1995. Consolidated long-term debt at September 30, 1996 was $13.3 billion, compared with $13.7 billion at year-end 1995. Consolidated stockholders' equity was $5.9 billion at September 30, 1996, compared with $5.3 billion at December 31, 1995. Tier 1 and total capital ratios were 8.62 percent and 10.57 percent, respectively, at September 30, 1996, compared with 8.11 percent and 10.18 percent, respectively, at December 31, 1995. The leverage ratio was 6.12 percent at September 30, 1996 and 5.65 percent at December 31, 1995. Dividends declared per common share were 27 cents for the third quarter of 1996, compared with 24 cents for the same period of 1995. The dividend payout ratio was 35.5 percent and 34.3 percent for the three months ended September 30, 1996 and 1995, respectively.





                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     Norwest Corporation
                                     (Registrant)


Dated: October 21, 1996              By: /s/ Michael A. Graf
                                     Senior Vice President and Controller
                                     (Principal Accounting Officer)